Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE July 29, 2009	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Reports Second Quarter 2009 Results

HOUSTON, TX – (July 29, 2009) Cal Dive International, Inc. (NYSE:DVR) reported second quarter 2009 net income of $28.6 million, or $.30 per diluted share compared to $16.9 million and $.16 per diluted share for the same period of 2008. The increase in net income is primarily due to increased new construction and repair and salvage work in the Gulf of Mexico and new pipelay projects in China and Mexico. Gulf of Mexico salvage and repair activity increased due to the impact from hurricanes Gustav and Ike that struck the region in the late summer of 2008.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated, “We had an excellent quarter operationally across all regions which translated to strong financial performance. We continue to execute at a high level domestically in both the new construction and salvage markets and we are especially excited about our project performance in China and Mexico. These two pipelay projects have contributed to Cal Dive increasing its international revenues by nearly 50% in the first half of 2009 as compared to the first half of 2008.

Another positive development during the quarter was the secondary public offering of our common stock by Helix and our related stock repurchase and retirement of shares at the offering price.  These transactions reduced Helix’s ownership interest in Cal Dive from approximately 51% to 26%.

Looking forward, bidding activity remains steady and our vessels and barges should be highly utilized during the third quarter. Our backlog as of June 30th was $284 million and approximately 75% of that will be performed in 2009."

Financial Highlights

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Backlog:  Contracted backlog was $284 million as of June 30, 2009 compared to a backlog of $402 million at March 31, 2009 and $350 million as of December 31, 2008.

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Revenues:  Second quarter 2009 revenues increased by $88.3 million to $260.3 million as compared to the second quarter of 2008, primarily due to increased vessel utilization as a result of increased new construction and repair and salvage work in the Gulf of Mexico and increased pipelay activity in international markets.

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Gross Profit: Second quarter 2009 gross profit increased by $23.5 million to $70.8 million as compared to the second quarter of 2008 due the same reasons cited above.

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SG&A: Second quarter 2009 SG&A as a percentage of revenue was 7.0% compared to 10.4% for second quarter of 2008.  The percentage decrease was primarily due to the increase in revenues discussed above.

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Provision for Doubtful Accounts: Provision for doubtful accounts was $6.3 million during the second quarter of 2009 relating to the doubtful collection of certain trade receivables recorded on the balance sheet as of June 30, 2009.  There was no provision recorded during the second quarter of 2008.

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Net Interest Expense: Second quarter 2009 net interest expense decreased by $1.1 million over the second quarter of 2008, due to lower variable interest rates associated with outstanding borrowings.

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Income Tax Expense: The effective tax rate for the second quarter of 2009 was 31.0% compared to 31.0% for the second quarter of 2008.

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Debt:  Total debt was $375.0 million and cash and cash equivalents were $87.0 million for a net debt position of $288.0 million as of June 30, 2009 compared to a net debt position of $303.5 million at March 31, 2009 and $338.6 at June 30, 2008.

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Stockholders’ Equity: Total equity at June 30, 2009 is $653.0 million, a decrease of $52.7 million from December 31, 2008.  The decrease is primarily due to the repurchase and retirement of 13.6 million shares in January from Helix for $86 million, or $6.34 per share, and an additional 1.7 million shares repurchased and retired in June for $14 million, or $8.50 per share, as part of the public secondary offering by Helix.  The decrease is partially offset by earnings through the first six months of 2009.

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on July 30, 2009.  The teleconference dial-in numbers are: (866) 383-7998 (domestic), (617) 597-5329 (international), passcode 27104420.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000's omitted, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)			(unaudited)
Net Revenues	$260,316	$171,970	$467,369	$316,541
Cost of Sales	189,555	124,714	357,803	244,595
Gross Profit	70,761	47,256	109,566	71,946
Gain on Sale of Assets	-	209	-	209
Selling and Administrative	18,222	17,967	36,095	35,109
Provision for Doubtful Accounts	6,275	-	6,275	-
Income from Operations	46,264	29,498	67,196	37,046
Interest Expense, net	(3,710)	(4,842)	(7,364)	(11,511)
Other Expense, net	(1,063)	(172)	(585)	(220)
Income Before Income Taxes	41,491	24,484	59,247	25,315
Provision for Income Taxes	12,864	7,583	18,368	7,845
Net Income	$28,627	$16,901	$40,879	$17,470

Other Financial Data:
Income from Operations	46,264	29,498	67,196	37,046
Depreciation and Amortization	18,879	17,675	38,441	34,302
EBITDA	65,838	48,482	108,522	74,072

Weighted Avg. Shares Outstanding
Basic	93,940	105,727	96,170	105,618
Diluted	94,309	105,964	96,268	105,791
Earnings Per Share:
Basic	$0.30	$0.16	$0.43	$0.17
Diluted	$0.30	$0.16	$0.42	$0.17

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

	June 30, 2009	December 31, 2009
ASSETS	(unaudited)

Current Assets:
Cash and equivalents	$87,005	$60,556
Accounts receivable	166,316	167,714
Contracts in progress	63,584	56,764
Helix, net	9,400	54,944
Deferred income taxes	5,512	5,562
Other current assets	25,732	23,597
Total Current Assets	357,549	369,137

Net property & equipment	615,978	604,242
Goodwill	292,469	292,469
Deferred drydock costs	23,821	24,784
Other assets, net	14,810	18,976
Total Assets	$1,304,627	$1,309,608

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$83,754	$77,440
Advanced billings on contracts	395	10,958
Current maturities of long-term debt	80,000	80,000
Income tax payable	12,849	14,900
Accrued liabilities	51,983	58,995
Total Current Liabilities	228,981	242,293

Long-term debt	295,000	235,000
Long-term payable to Helix	2,193	2,695
Deferred income taxes	121,374	116,790
Other long term liabilities	4,077	7,133
Stockholders' equity	653,002	705,697
Total Liabilities & Equity	$1,304,627	$1,309,608

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended June 30, 2009 and 2008

(000's omitted, except ratio data)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(unaudited)		(unaudited)
EBITDA	$65,838	$48,482	$108,522	$74,072
Less: Depreciation & Amortization	18,879	17,675	38,441	34,302
Less: Non-Cash Stock Compensation Expense	1,758	1,481	3,470	2,944
Less: Net Interest Expense	3,710	4,842	7,364	11,511
Less: Provision for Income Taxes	12,864	7,583	18,368	7,845
Net Income	$28,627	$16,901	$40,879	$17,470

	As of 6/30/09
Total Debt	$375,000
Less: Cash	(87,005)
Net Debt	$287,995